Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-260289), Form S-8 (No. (333-218043) and Form S-8 (No. 333-276682) of Solaris Oilfield Infrastructure, Inc. (the Company) of our reports dated February 27, 2024, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Houston, Texas

February 27, 2024